                                                                   EXHIBIT 2.11




                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made as of May 14, 1996, is by and among OMNIAMERICA GROUP, a Massachusetts general partnership ("Omni"); WAPE-FM LICENSE PARTNERSHIP, an Ohio general partnership; WFYV-FM LICENSE PARTNERSHIP, an Ohio general partnership; WEAT-AM LICENSE PARTNERSHIP, an Ohio general partnership; WEAT-FM LICENSE PARTNERSHIP, an Ohio general partnership; WXXL LICENSE PARTNERSHIP, an Ohio general partnership; WOLL LICENSE PARTNERSHIP, an Ohio general partnership; and WJHM-FM LICENSE PARTNERSHIP, an Ohio general partnership (collectively referred to as the "License Partnerships"); (Omni and the License Partnerships are, individually and collectively, referred to as "Sellers" in this agreement); and CHANCELLOR BROADCASTING COMPANY, A DELAWARE CORPORATION, (HEREINAFTER REFERRED TO AS "CBC") AND CHANCELLOR RADIO BROADCASTING COMPANY, a Delaware corporation (hereinafter, individually and collectively referred to as "Buyers").

                                  WITNESSETH:

         WHEREAS, Sellers own certain assets, which are used in connection with the operation of radio stations WEAT- AM/FM, West Palm Beach, Florida; WOLL
(FM), Riviera Beach, Florida; WXXL (FM), Tavares, Florida; WAPE-FM, Jacksonville, Florida; and WFYV(FM) Atlantic Beach, Florida (the "Owned Stations"); and

         WHEREAS, Sellers have entered into a certain Asset Purchase Agreement, dated February 16, 1996, between Beasley FM Acquisition Corp. and OmniAmerica Group (the "Beasley Purchase Agreement") to acquire radio station WJHM(FM), Daytona Beach, Florida ("WJHM"); and

         WHEREAS, Sellers have entered into a certain Asset Exchange Agreement, dated April 19, 1996 between Nationwide Communications, Inc. ("NCI") and OmniAmerica Group (the "NCI Purchase Agreement") to acquire radio station WOMX(FM) in Orlando, Florida ("WOMX"); and

         WHEREAS, Sellers desire to sell the Owned Stations, WJHM and WOMX (collectively referred to as the "Stations") and Buyers desire to purchase substantially all of the assets of Sellers used in connection with the operation of the Stations in accordance with the terms and conditions set forth in this Agreement; and

         WHEREAS, (i) effective July 1, 1996, Sellers and Buyers shall enter into local marketing agreements with respect to the Owned Stations ("Owned Station LMAs"); and (ii) effective July 1, 1996, Buyers and Sellers shall enter into an Advertising Agreement and a Programming Consulting Agreement (collectively referred to as the "WJHM AA") with respect to WJHM which shall be superseded by an LMA upon closing of the Beasley Purchase Agreement; and (iii) Sellers shall use their commercially reasonable efforts to assign or provide on terms reasonably satisfactory to Buyers, as soon as practicable after the execution of the Agreement, but no sooner than July 1, 1996, the rights of Sellers under the local marketing agreement, if executed, currently being negotiated by Sellers and NCI with respect to WOMX (the local marketing agreement with respect to WOMX being the "Assigned LMA") (the effective dates of the Owned Stations LMAs, the WJHM AA, and the Assigned LMA (the "LMAs") are, individually and collectively, as the context requires, referred to herein as the "LMA Commencement Date");

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE OF ASSETS

         1.1. Transfer of Assets. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Sellers shall assign, transfer, convey and deliver to Buyers and Buyers shall acquire and assume from Sellers, all of the right, title and interest of Sellers in and to all of the following assets, properties, interests and rights of Sellers (collectively the "Stations Assets") free and clear of all liens, claims, or encumbrances other than Permitted Liens (as defined in Section 6.1.10);

                 1.1.1 All of Sellers' rights in and to the licenses, permits and other authorizations issued to Sellers by any governmental authority, including those issued by the Federal Communications Commission (the "FCC") (hereafter referred to as the "Stations Licenses"), used in connection with the operation of the Stations, along with renewals or modifications of such items between the date hereof and the Closing Date, including but not limited to those listed in Schedule 1.1.1 hereto;

                 1.1.2 All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Sellers' rights therein, owned, leased or held by Sellers and used in connection with the operations of the Stations, including but not limited to those items described or listed in
Schedule 1.1.2 hereto, together with any replacements thereof, improvements or additions thereto made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business of Sellers;

                 1.1.3 All of Sellers' rights in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations ("Contracts") listed in
Schedule 1.1.3 hereto and (i) those Contracts entered into by Sellers between the date hereof and the Closing Date in the ordinary course of business of Sellers, subject to Section 1.2.4 and Section 8.1 hereto; (ii) all Contracts for the sale of advertising time, subject to Section 8.1 hereto; and (iii) all Contracts for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"), subject to Section 8.1 hereto.

                 1.1.4 All of Sellers' rights in and to all call letters, trademarks, trade names, service marks, franchises, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Sellers, which are used in connection with the operation of the Stations, including but not limited to those listed in Schedule 1.1.4 hereto (collectively, the "Intellectual Property") together with any associated good will and any additions thereto between the date hereof and the Closing Date;

                 1.1.5 All of Sellers' rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, each Station's public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, originals of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting, operation and technical matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

                 1.1.6 All of Sellers' rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

                 1.1.7 All real property owned by Sellers together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon used in connection with the Stations operations as more fully described in Schedule 1.1.7 hereto, together with any additions thereto between the date hereof and the Closing Date ("Owned Real Estate");

                 1.1.8 All rights and interests of Sellers under any and all of the leases of real property used in connection with the Stations operations (the "Leased Real Estate") (collectively with the Owned Real Estate, the "Real Estate") which Leased Real Estate is identified and described in Schedule 1.1.8.

                 1.1.9 All such other assets, properties, interests and rights owned by Sellers that are used in connection with the business and operation of the Stations or that are located as of the Closing Date on the Real Estate, except Excluded Assets.

                 1.1.10 All of Sellers' rights in and to all causes of action for any past infringement of any of the Intellectual Property.

         1.2     Excluded Assets.          Notwithstanding anything to the
contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets or any right, title or interest therein (the "Excluded Assets"):

                 1.2.1 All cash, marketable securities, and cash equivalents of Sellers on hand and/or in banks;

                 1.2.2 All accounts receivable or notes receivable of Sellers.

                 1.2.3 All tangible and intangible personal property of Sellers disposed of or consumed in the ordinary course of business of Sellers between the date hereof and the Closing Date, as permitted hereunder;

                 1.2.4 All Contracts that have terminated or expired on or prior to the Closing Date in the ordinary course of business of Sellers;

                 1.2.5 Sellers' corporate seals, minute books, charter and/or partnership documents, corporate stock record books and such other books and records as pertain to the organization, existence, share capitalization or partnership interests of Sellers and duplicate copies of such financial records as are necessary to enable Sellers to file their tax returns and reports as well as any other records or materials relating to Sellers generally;

                 1.2.6 Contracts of insurance and all insurance proceeds or claims made by Sellers arising or related to the Stations' Assets prior to Closing (except to the extent made after the date hereof with respect to Stations Assets);

                 1.2.7 The Employee Benefit Plans (as defined hereinafter) and the assets thereof;

                 1.2.8 Any right to use the names "OmniAmerica Group" or "OmniAmerica Communications" and any variations thereof;

                 1.2.9 The studio site located at 100 Blue Herron Blvd., Riviera Beach, Florida, which Sellers are in the process of donating to the State of Florida;

                 1.2.10 Any assets used or associated with WJHM or WOMX that are not acquired by Sellers pursuant to the Beasley Purchase Agreement or the NCI Purchase Agreement;

                 1.2.11 Those specific assets identified on the Excluded Assets Schedule attached to this Agreement as Schedule 1.2.11;

                 1.2.12 Except as described in Section 1.1.10, all of Sellers' rights in and to all causes of action;

                 1.2.13 All tax refunds relating to the period prior to the Closing; and

                 1.2.14 Assets located in Sellers' Cleveland, Ohio and, or Los Angeles, California offices used for general and administrative services and other assets of radio stations and other businesses, other than the Stations, owned by Sellers or their affiliates.


                                   ARTICLE 2
                           ASSUMPTION OF OBLIGATIONS

         2.1     Assumption of Obligations.        Subject to the provisions of
this Section 2.1 and Section 2.2, on the Closing Date, Buyers shall assume the obligations of Sellers arising or to be performed after the Closing Date under the Contracts referred to in Section 1.1.3 hereto in effect on the Closing Date, all liabilities and obligations that arise from the ownership or operation of the Stations Assets after the Closing Date and the post-closing obligations of Seller under Sections 6.13, 6.15, 16 and 17 of the Beasley Purchase Agreement and Sections 3.B, 3.D, and 24 of the NCI Purchase Agreement; provided, however, that with respect to Sellers' obligations under Section 3.B of the NCI Purchase Agreement and Section 17 of the Beasley Purchase Agreement, Buyers only obligation shall be to provide assistance to Sellers and the selling parties under each of those purchase agreements and Buyers shall have no obligation to make any payments which Sellers may be obligated to make pursuant to such Section 3.B and Section
17. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

         2.2     Retained Liabilities.      Notwithstanding anything contained
in this Agreement to the contrary, Buyers do not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the execution of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability or obligation of the Sellers other than the Assumed Liabilities, including any of the following liabilities or obligations of the Sellers (the "Retained Liabilities"):

                 (a) all obligations or liabilities of Sellers or any predecessor or Affiliate of Sellers which relate to any of the Excluded Assets;

                 (b) Other than taxes expressly allocated pursuant to other provisions of this Agreement, tax liabilities of any and all kinds (federal, state, local, and foreign) of Sellers including, without limitation, any liabilities for taxes on or measured by income, liabilities for withheld federal and state income taxes and employee F.I.C.A. (Federal Insurance Contribution Act) or employer F.I.C.A., and liabilities for income taxes arising as a result of the transfer of the Stations Assets or otherwise by virtue of the consummation of the transactions contemplated hereby.

                 (c) all liabilities or obligations of Sellers owed to any of Sellers or its Affiliates (as hereinafter defined);

                 (d) all liabilities or obligations arising out of any breach by Sellers or any predecessor or Affiliate of any of the terms or conditions of any provision of any Contract;

                 (e) all liabilities and obligations of Sellers or any predecessor or Affiliate of Sellers resulting from, caused by or arising out of, any violation of law;

                 (f) any claims, liabilities, and obligations of Sellers as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, COBRA benefits, FAMLA benefits, WARN obligations and liabilities, or any other employee benefits, withholding tax liabilities, workers' compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by Sellers or arising out of any labor matter involving Sellers as an employer, and any claims, liabilities and obligations arising from or relating to the Employee Benefit Plans.

                 (g) Any claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the operations of the Stations on or prior to the Closing Date including, without limitation, any claims against or any liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any warranty claims; provided, however, that Buyers shall have sole responsibility for such claims, liabilities, losses, damages or expenses to the extent that they arise out of Buyers' operation of the Stations under or in accordance with the LMAs.

                 (h) Except as provided in Section 3.3, any accounts payable, other indebtedness, obligations or accrued liabilities of Sellers.

                 (i) Any liabilities or obligations resulting from the failure to comply with or imposed pursuant to any environmental protection, health, or safety laws or regulations or resulting from the generation, storage, treatment, transportation, handling, disposal, release of hazardous substances, solid wastes, and liquid and gaseous matters by Sellers and by any other person in relation to Sellers or the Stations, including, without limitation, any liability or obligation for cleaning up waste disposal sites from or related to acts or omissions on or prior to the Closing Date.

                 (j) Any fees and expenses incurred by Sellers in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Sellers' attorneys, accountants, consultants and brokers.


                                   ARTICLE 3
                                 CONSIDERATION

         3.1     Delivery of Consideration.        In exchange for the Stations
Assets, in addition to the assumption of certain obligations of Sellers pursuant to Section 2.1 above, Buyers shall, subject to Articles 11 and 12 hereof, at the Closing (as hereinafter defined) deliver to Sellers: One Hundred Seventy-eight-Million Dollars ($178,000,000.00) (subject to adjustment, the "Purchase Price"); consisting of (i) One Hundred Sixty-three Million Dollars ($163,000,000.00) by wire transfer of immediately available funds, subject to adjustment pursuant to the provisions of Section 3.3 below ( the "Cash Price") and (ii) one or more stock certificates representing Fifteen Million Dollars ($15,000,000.00) of CBC's Class A common stock, par value $.01 per share, the precise number of shares to be determined at Closing according to the average closing price of CBC's Class A common stock on the NASDAQ National Market over the preceding thirty (30) trading days ended on the second business day preceding the Closing Date (the "Average Closing Price"); provided, however, that if (x) the Average Closing Price is less than 80% of the closing price of the Class A common stock on the Nasdaq National Market on the date hereof (the "Floor Stock Price") then in no event shall the number of shares of Class A common stock issued pursuant to this Agreement be greater than the number of shares determined based on the Floor Stock Price or
(y) the Average Closing Price is greater than 120% of the closing price of the Class A common stock on the Nasdaq National Market on the date hereof (the "Cap Stock Price"), then in no event shall the number of shares of Class A common stock issued pursuant to this Agreement be less than the number of shares determined based on the Cap Stock Price. The shares of Class A common stock issued pursuant to this Agreement shall be entitled to the benefits of the Registration Rights Agreement attached as Exhibit A hereto (the "Registration Rights Agreement"). At Sellers' option, the Purchase Price shall be paid to Sellers, either (a) at Closing in the manner described above; or (b) at Closing by delivery of Buyers promissory note, bearing interest at a fixed rate equal to Buyers' lowest cost of funds to Sellers in the amount of the Cash Price with a payment date of not later than January 31, 1997, and a letter of credit securing payment of the promissory note, in each case in form and substance reasonably satisfactory to the parties, in which case Sellers shall reimburse Buyers for all costs associated with procuring the letter of credit. Buyers shall also deliver the stock certificates (as described above) on the maturity date of the promissory note.

         3.2     Allocation of Consideration.      Sellers and Buyers shall
mutually retain BIA Consulting, Inc. to determine the allocation of the total consideration among the Stations Assets and its decision on the allocations will be final 60 days prior to the Closing Date (the "Allocation"). Buyers and Sellers agree to prepare and file all income tax returns (including, if applicable, Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation that is contrary to the Allocation. Buyers and Sellers agree to consult with each other with respect to all issues related to the Allocation in connection with any tax audits, controversy or litigation. The fees for BIA Consulting, Inc. shall be borne by Buyers.

         3.3     Allocations and Prorations.

                 3.3.1 Subject to the Owned Stations LMAs, the WJHM AA, and the Assigned LMA, the operation of the Stations and the income and expenses attributable thereto through 11:59 p.m. on the Closing Date (the "Effective Time") shall be for the account of Sellers and thereafter shall be for the account of Buyers. Expenses for goods and services received both before and after the Effective Time, utilities charges, ad valorem, real estate, property and other taxes (other than income taxes, which shall be Sellers' sole responsibility for all taxable periods ending prior to and including the Closing Date, and those taxes arising from the sale and transfer of the Stations Assets, which shall be paid as set forth in Section 13.2), income and expenses under the Contracts (other than Trade Agreements), prepaid expenses, music and other license fees (including any retroactive adjustments thereof), wages, salaries, and other employee benefit expenses (whether such wages, salaries or benefits are current or deferred expenses) (including, without limitation, liabilities accrued up to the Effective Time for bonuses, commissions, vacation pay, payroll taxes, workers' compensation and social security taxes) and rents and similar prepaid and deferred items shall be prorated between Sellers and Buyers in accordance with the foregoing. Notwithstanding the foregoing, no proration shall be made with respect to (i) severance or sick leave with respect to any employee or (ii) any prepaid expense or other deferred item unless Buyers will receive a benefit in respect of such prepayment or deferral after the Effective Time. For purposes of this
Section 3.3.1, ad valorem and
other real estate taxes shall be apportioned on the basis of the taxes assessed for the most recently-completed calendar year, with a reapportionment as promptly as practicable after the tax rates and real property valuations for the calendar year in which the Closing occurs can be ascertained. In addition, Buyers shall be entitled to a credit in this proration process for the amount of any taxes (or other governmental charges) that are due and payable by Sellers, but are being contested by Sellers in good faith in appropriate proceedings and are secured by Liens on the Stations Assets that have not been removed as of or before the Closing (but once such amounts are finally determined, Buyers shall use such credit to remove such liens and return to Sellers the excess of (i) the amount of such credit minus (ii) the amount of such taxes or other governmental charges as finally determined, or Sellers shall pay to Buyers the deficiency, as appropriate).

                 3.3.2 Allocation and proration of the items set forth in Subsection 3.3.1 above shall be made by Buyers and a statement thereof given to Sellers within thirty (30) days after the Closing Date. Sellers shall give written notice of any objection thereto within twenty (20) business days after delivery of such statement, detailing the reason for such objection and stating the amount of the proposed final allocation and proration. If a timely objection is made and the parties cannot reach agreement within thirty (30) days after receipt of the objection as to the amount of the final allocation and proration, the matter shall be referred to Arthur Andersen, L.L.P. (the "Independent Auditor") to resolve the matter, whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Buyers and Sellers in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of the net allocation and proration proposed by each of Buyers and Sellers and the amount of the final allocation and proration determined by the Independent Auditor (for example, if Buyers proposed a payment of $10 to Sellers, Sellers proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyers would pay 20/90ths of the Independent Auditor's fees and Sellers would pay 70/90ths of those fees based on the $90 in dispute between the parties).

                                   ARTICLE 4
                                    CLOSING

         4.1.    Closing.   The consummation of the transactions contemplated
herein (the "Closing") shall occur, except as otherwise mutually agreed upon by Buyers and Sellers (i) within ten (10) business days after the FCC Consents (as hereinafter defined) to the assignments of the Stations Licenses have become Final Orders (as hereinafter defined) or (ii) at such later date that all other terms and conditions as set forth in Articles 11 and 12 have been satisfied, or such other date as may be mutually agreed to by the parties ("Closing Date"), it being agreed that Buyers shall have the right to delay the Closing Date for up to 30 days (but in no case beyond July 1, 1997) if, on or during the 5 business days preceding any scheduled Closing Date, there has occurred or is continuing any Financial Market Event (as hereinafter defined). Except as provided below in this Section 4.1, the parties agree that the transaction contemplated by this Agreement is one sale and purchase of the Owned Stations, WJHM, and WOMX, collectively, and that the Sellers' inability to transfer the assets of WJHM or WOMX, due to the non-occurrence of the closing under the Beasley Purchase

Agreement or the NCI Purchase Agreement, shall not constitute a default by Sellers and this Agreement shall terminate; provided, however, if the Beasley Purchase Agreement or the NCI Purchase Agreement is terminated by the other party (i.e. Beasley or NCI) as a result of Sellers' breach of a representation or warranty or Sellers' default under a covenant or failure to satisfy a closing condition within its control, then the non-occurrence of such closing shall constitute a default under this Agreement. If the Closing shall not have occurred before May 1, 1997 because Sellers are unable to transfer the Stations Assets of WJHM, the parties agree that they shall attempt to negotiate in good faith a reduction in the Purchase Price (to be allocated proportionately between the Cash Price and the Stock Price) based on the fair market value of WJHM as of such date and, if they reach such agreement, the parties shall consummate the sale of all the Stations Assets except for the Stations Assets of WJHM, which Sellers shall not thereafter be obligated to sell and which Buyers shall not thereafter be obligated to purchase. For purposes of the Agreement, "Final Order" means action by the FCC consenting to the assignments contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has
expired.   A "Financial Market Event" shall have occurred if (x) trading generally in securities on any national securities exchange or in the Nasdaq National Market is suspended or materially limited, (y) or a banking moratorium shall have been declared by New York state or federal governmental authorities or (z) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which makes it impracticable for the Buyers to obtain financing for the purchase of the Stations Assets on terms at least as favorable as the terms on which such financing could have been obtained on the date hereof. The Closing shall be held in the offices of Chancellor Radio Broadcasting Company, 12655 North Central Expressway, Suite 405, Dallas, Texas 75243, or at such place as the parties hereto may agree.

                                   ARTICLE 5
                             GOVERNMENTAL CONSENTS

         5.1     FCC Consent.     It is specifically understood and agreed by
Buyers and Sellers that the Closing and the assignments of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC ("FCC Consents").

         5.2     FCC Applications.         Within ten (10) business days after
the execution of this Agreement or such earlier time as shall be agreed to by all of the parties hereto, Buyers and Sellers shall file applications with the FCC for the FCC Consent ("FCC Applications"). Buyers and Sellers shall prosecute the FCC Applications with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable, (but neither Buyers nor Sellers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyers or Sellers).


                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         6.1     Representations and Warranties of Sellers.         Sellers,
jointly and severally, represent and warrant to the Buyers the following:

                 6.1.1    Organization, Good Standing, Etc.         (a)  Each
of Sellers is a general partnership duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate and/or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction (to the extent general partnerships are required to so qualify) in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify has not had and could not reasonably be expected to have a material adverse effect on the Stations Assets, the Assumed Liabilities or the business of the Stations (taken as a whole), or on Sellers' ability to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect").

                          (b)  The Sellers have all requisite corporate or
partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligations of each Seller, enforceable against it in accordance with its terms.

                 6.1.2    Authority.       Assuming the consents contemplated
by Sections 6.1.2 and 6.1.14 are obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby
(i) violate, conflict with or result in any breach of any provision of the Certificates or Articles of Incorporation or Bylaws or partnership agreements (whether written or oral) of Sellers, (ii) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Stations Assets or otherwise) any material obligation, or result in the loss of any material benefit, or give rise to the creation of any material lien, charge, security interest or encumbrance upon any of the properties or assets of Sellers or any of their subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement or other material instrument or obligation to which any of them are a party or by which they or any of their properties or assets may be bound or affected, except, in the case of each of the foregoing matters covered by this clause (ii) for those that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Sellers or any of their respective properties or assets, except for those violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby, except for (i) the filing of a premerger notification report under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) the consents of the FCC to the assignments of the Stations Licenses (as defined in Section 1.1.1).

                 6.1.3    Financial Statements.    Attached as Schedule 6.1.3
are copies of the Owned Stations' unaudited balance sheet as of December 31, 1995, and the related income statements and proforma broadcast cash flow analyses (such unaudited financial statements collectively being referred to as the "Sellers' Financial Statements"). The Sellers' Financial Statements, except for the pro forma broadcast cash flow analyses, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Owned Stations as of such dates and for the periods then ended (subject, in the case of the unaudited Sellers' Financial Statements, to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate).

                 6.1.4 Absence of Undisclosed Liabilities. There are no material liabilities of Sellers of any kind whatsoever with respect to the Owned Stations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected on, or disclosed in the notes to, a consolidated balance sheet of Sellers prepared in accordance with GAAP, other than liabilities and obligations (x) provided for or reserved against in the Sellers' Financial Statements or (y) arising after December 31, 1995, in the ordinary course of business and consistent with past experience and which have not had and could not reasonably be expected to have a Material Adverse Effect.

                 6.1.5 Compliance with Applicable Laws; FCC Matters. (i) Except as permitted or contemplated hereby, the operations of the Owned Stations have been and now are being conducted in substantial compliance with each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Sellers, the Owned Stations or their respective properties or assets to the extent failure to so comply could be reasonably expected to have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Sellers or the Owned Stations is pending or, to the Seller's knowledge, is threatened. Without limiting the generality of the foregoing to Sellers' actual knowledge (as defined in Section 8.6) with respect to the Owned Stations, Sellers have complied in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and all rules and regulations of the Federal Aviation Administration and ANSI Radiation Standards C95.1-192 applicable to the towers used by the Stations. In addition, Sellers have duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all reports, statements, documents, registrations, filings or submissions with respect to the operations of the Owned Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed to the extent the failure to so file could reasonably be expected to have a Material Adverse Effect. To Sellers' actual knowledge, all such filings complied in all material respects with applicable laws when made and no material deficiencies have been asserted with respect to any such filings. To Sellers' actual knowledge, all the material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Owned Stations is in such files. Except as disclosed on Schedule 6.1.5, Sellers have no knowledge of any fact or circumstance relating to Sellers or the Owned Stations arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (a) disqualify the Sellers from assigning the Stations Licenses to the Buyers or (b) prevent or delay the consummation by them of the transactions contemplated by this Agreement.

                 (ii) Schedule 1.1.1 lists (x) all licenses, permits and other authorizations (including all STL licenses and construction permits) issued to Sellers by the FCC relating to the Owned Stations and held by them as of the date of this Agreement and (y) all licenses, permits, or authorizations issued to Sellers by any other Governmental Entities which are material to the operations of the Owned Stations and held by them as of the date of this Agreement. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Owned Stations, are collectively referred to herein as the Station Licenses (as further defined in Section 1.1.1), each of which is in full force and effect. The Owned Stations have been operated in all material respects in accordance with the terms of the Station Licenses. Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to the Sellers' knowledge, threatened with respect to Sellers' ownership or operation of the Owned Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance against any Seller of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Owned Stations' ability to operate as currently operated or the Buyer's ability to obtain assignment of the Station Licenses. With the exception of operations pursuant to the existing STAs set out in Section 1.1.1 hereto, and with the further exception of such temporary reduced power operations as are necessary for routine maintenance, the Stations operate (a) in conformity with their licenses; and (b) within the operating power tolerances specified in 47 C.F.R. Section 73.1560(b). To the Sellers' actual knowledge, no other broadcast station or radio communications facility is causing interference to the Owned Stations' transmissions beyond that which is allowed by FCC rules and regulations.

                 6.1.6    Litigation.      Except as  disclosed on Schedule
6.1.6, there is no action, suit, inquiry, judicial or administrative proceeding, or arbitration pending or, to the knowledge of the Sellers, threatened against any Seller or any of their respective properties or assets by or before any arbitrator or Governmental Entity nor, to the Sellers' actual knowledge, are there any investigations relating to Sellers or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity that has had or that reasonably could be expected to have a Material Adverse Effect. There is no judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against any of Sellers or any of their respective properties or assets that has had or that reasonably could be expected to have a Material Adverse Effect. There is no action, suit, inquiry, judicial or administrative proceeding pending or, to the actual knowledge of the Sellers, threatened against any of the Sellers by a third party relating to the transactions contemplated by this Agreement.

                 6.1.7    Insurance.       Schedule 6.1.7 sets  forth a list of
all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to the Owned Stations setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium. To Sellers' actual knowledge, no event has occurred, including, without limitation, the failure by Sellers to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Sellers under any such insurance policies. Sellers shall keep comparable policies of insurance in effect for acts, omissions and events occurring on or prior to the Closing Date.

                 6.1.8.   Real Estate.       With respect to the Owned
Stations, Sellers have good and marketable title to the Owned Real Estate and, except as set forth on Schedule 1.1.8, valid leaseholds in the Leased Real Estate, free and clear of any Liens except for the Permitted Liens. With respect to the Owned Stations, the buildings (or portions thereof), improvements and fixtures that are included in the Real Estate are suitable for their intended use. Sellers own, or have a valid contractual right to use adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Owned Stations. With respect to the Owned Stations, other than Permitted Liens, no improvement on any of the Real Estate encroaches upon any adjacent real property of any other person or entity. With respect to the Owned Stations, Schedule 1.1.7 lists the street address and/or legal descriptions of the Owned Real Estate and Schedule 1.1.8 lists the street addresses and/or legal descriptions of the Leased Real Estate.

                 6.1.9    Personal Property.       Schedule 1.1.2 hereto
contains a list of all material tangible personal property and assets owned or held by Sellers and used in the conduct of the business and operations of the Owned Stations (other than Real Property, which is addressed in the foregoing
Section 6.1.8). Except as disclosed in Schedule 1.1.2 Sellers own and will have on the Closing Date good and marketable title to all property referred to in the immediately preceding sentence and none of such property is, or at the Closing will be, subject to any Liens, other than Permitted Liens. The tangible personal property and fixtures owned or used by Sellers necessary for the operation of the Owned Stations (each taken as a whole), are in good operating condition (subject to normal wear and tear) and are sufficient to permit the conduct of the business of the Stations in material compliance with FCC rules and regulations. Sellers own or hold under valid leases all of the tangible personal property and fixtures necessary to conduct the business of
the Owned Stations as presently conducted.   The Stations Assets to be
transferred hereunder constitute all of the assets, rights and properties that are required for the operation of the Owned Stations as they are now conducted.

                 6.1.10 Liens and Encumbrances. All properties and assets, including leases, owned by Sellers relating to the Owned Stations are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (a) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) purchase money Liens arising in the ordinary course, (c) Liens for taxes not yet delinquent, (d) Liens securing indebtedness, all of which Liens will be discharged at the Closing upon repayment of all amounts due and owing, (e) Liens which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Stations, (f) Liens on leases arising from the provisions of such leases and
(g) zoning ordinances (the Liens referred to in clauses (a) through (g) being "Permitted Liens").

                 6.1.11   Environmental Matters

                 On the date of this Agreement, except as disclosed on Schedule 6.1.11:

                          (i)     The  Real Estate used in connection with the
Owned Stations and the operations thereon is, and to Sellers' actual knowledge with respect to any predecessor or prior owner, operator or lessee (each a "Predecessor") has been, in substantial compliance with all applicable federal, state and local statutes, codes, rules or regulations as well as common law decisions relating to the environment, natural resources and public or employee health and safety ("Environmental Laws");

                          (ii)    No judicial or administrative proceedings are
pending or, to the Sellers' knowledge, threatened against Sellers, or any of the Real Estate used in connection with the Owned Stations alleging the violation of or seeking to impose liability pursuant to any Environmental Law. No notice or claim from any Governmental Entity or other person has been given to Sellers claiming violation of or alleging any liability under remediation of any Environmental Laws in connection with any of the Real Estate used in connection with the Owned Stations or operations thereon;

                          (iii)   There are no facts, circumstances or
conditions on the Real Estate or the operations thereon used in connection with the Owned Stations or the operations thereon that are reasonably likely to give rise to an environmental claim or result in Environmental Costs and Liabilities;

                          (iv)    All substances, materials or waste that are
regulated by federal, state or local government, as well as any petroleum or petroleum derived product, used or generated by

Sellers or to Sellers' actual knowledge, by any Predecessor in connection with the Real Estate used in connection with the Owned Stations ("Hazardous Substances"), have been stored, used, treated, and disposed of by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Environmental Costs and Liabilities" means any losses, including environmental remediation costs, liabilities, obligations, damages, fines, penalties or judgments, arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person;

                          (v)     There are not now, nor have there been in the
past, on, in or under any Real Estate used in connection with the Owned Stations when owned, leased or operated by Sellers or, to the Sellers' knowledge, when owned, leased or operated by any Predecessor, any of the following: any (w) underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (x) asbestos containing materials, (y) polychlorinated biphenyls or (z) radioactive substances; and

                          (vi)    The Owned Stations' operations do not have a
significant environmental impact, as defined by 47 C.F.R. Section  1.1307.

Notwithstanding anything herein to the contrary, any representations or warranties made in this Section 6.1.12 by Sellers with respect to any "multi-tenant" facilities and the real property on which such facilities are located where Sellers or their respective Predecessors are or were lessees are limited to those portions of the multi-tenant facilities leased by Sellers and, as to all other portions of for all multi-tenant facilities, the foregoing representations and warranties are made to Sellers' actual knowledge.

                          6.1.12  Taxes.   (a) All Tax Returns (as defined in
sub-section (g) below) that are required to be filed on or before the execution of this Agreement by Sellers have been duly filed on a timely basis under the statutes, rules and regulations of each applicable jurisdiction. All such Tax Returns are complete and accurate. Except as set forth on Schedule 6.1.12, all Taxes, whether or not reflected on the Tax Returns, which are due with respect to Sellers and any Affiliates have been timely paid by Sellers and/or any such Affiliates, whether or not such Taxes are disputed. For the purposes of this Section, Affiliates shall mean any entity that files a consolidated tax return with Sellers.

                          (b)     No claim for assessment or collection of
Taxes has been asserted against Sellers or any Affiliates. None of Sellers and its Affiliates are a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor do Sellers or any Affiliates have knowledge of any threatened audit, action, proceeding or investigation.

                          (c)     None of Sellers and its Affiliates have
waived or extended any statutes of limitation for the assessment or collection of Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where Sellers or any Affiliates do not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction nor are Sellers or any Affiliates aware that
any such assertion of jurisdiction is pending or threatened.   No Liens, other
than Permitted Liens (whether filed or arising by operation of law) have been imposed upon or asserted against any of the assets of the Owned Stations as a result of or in connection with any failure, or alleged failure to pay any Tax.

                          (d)     Sellers have withheld and paid all Taxes
required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                          (e)     Sellers are not foreign persons within the
meaning of Section 1445 of the  Internal Revenue Code (the "Code").

                          (f)     No payment described in this Agreement is
subject to Section 280G of the  Code.

                          (g)     For purposes of this Agreement, the terms
"Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), other tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                          (h)     The Sellers shall, at the Closing, deliver to
Buyers a certificate (or certificates) in a form reasonably acceptable to Buyer's counsel stating that No Tax subject to any applicable transferee or successor liability Tax provision (Fla. Statutes) is due from the Sellers (the "No Tax Due Certificate") arising from the operations of the Stations prior to the LMA Commencement Date.

                 6.1.13   Personnel.       Attached as Schedule 6.1.13 is a
complete and correct list as of March 31, 1996 of the names, positions, and location of all employees or other station and broadcast personnel (whether employees or independent contractors) of the Owned Stations and WJHM, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers (collectively, "Station Management") and all on-the-air broadcast personnel of the Owned Stations and WJHM and indicates which of those employees, Station Management or on-the-air broadcast personnel is a party to an employment or consulting or similar contract with Sellers that is not terminable upon not more than 60 days notice without additional cost to Sellers.

                 6.1.14   Certain Agreements         The Contracts are the only
contractual agreements necessary to carry out the business and operations of the Owned Stations as currently conducted. Each material Contract (as identified on Schedule 1.1.3) with respect to the Owned Stations is a valid and binding obligation of Sellers, as the case may be, and is in full force and
effect.   Each of Sellers, as the case may be, and, to the knowledge of the
Sellers, each other party to such material Contract with respect to the Owned Stations, has performed in all material respects the obligations required to be performed by it and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 1.1.3 identifies, as to each Contract with respect to the Owned Stations listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby.

                 6.1.15   ERISA Compliance.         Neither any of Sellers nor
any other trades or businesses under common control within the meaning of
Section 4001(b)(1) of ERISA (collectively, the "ERISA Group") has contributed or been obligated to contribute to any "multi employer plan" as such term is defined in Section 3(37) or Section 4001 (a)(3) of ERISA except as disclosed on
Schedule 6.1.15. Schedule 6.1.15 lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Owned Stations maintained by Sellers or as to which Sellers (with respect to such individuals) have any liability or obligation (collectively, "Employee Benefit Plans").

                 6.1.16   Labor      Sellers have not agreed to recognize any
union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their employees. Except as disclosed on Schedule 6.1.16, since June 30, 1994, each of the Sellers with respect to the Owned Stations (a) is and has been in substantial compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and is not engaged, nor has it engaged, in any unfair labor practices, (b) has no, and has not had any unfair labor practice charges or complaints pending or, to the Sellers' knowledge, threatened against it before the National Labor Relations Board, (c) has no and has not had any grievances pending or; to the Sellers' actual knowledge, threatened against it and (d) has no, and has not had any charges pending or, to Sellers' actual knowledge, threatened against it before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the actual knowledge of the Sellers, threatened against or affecting Sellers' Owned Stations or WJHM. To Sellers' actual knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of Sellers working for the Owned Stations or WJHM.

                 6.1.17   Patents, Trademarks, Etc.         Schedule 1.1.4 sets
forth all call letters, patents,
patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used copyrights and other proprietary Intellectual Property used in the operation of the Owned Stations
(whether owned, leased or licensed by Sellers).   Sellers have not received any
notice of any claimed conflict, violation or infringement of such Intellectual Property rights, and to the Sellers' actual knowledge, none of such material Intellectual Property rights are being infringed by any third party.

                 6.1.18   Absence of Certain Changes or Events.     Except as
contemplated or expressly permitted by this Agreement, since December 31, 1995 there has not been (i) any material damage, destruction or loss of any kind with respect to the Owned Stations not covered by valid and collectible insurance which has had or reasonably could be expected to have a Material Adverse Effect; (ii) with respect to the Owned Stations and WJHM the execution of any agreement with any Station management or broadcast personnel (whether an employee or independent contractor) providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by Sellers to any officer, Station management, or broadcast personnel (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, except in any case in the ordinary course of business consistent with prior practice and except as permitted by Section 8.1.1 (x) or (iii) any change by Sellers in their financial or tax accounting principles or methods, except insofar as required by GAAP, applicable law or circumstances which did not exist as of the date of the Financial Statements.

                 6.1.19   Commission or Finder's Fees.      Neither Sellers nor
any entity acting on behalf of Sellers have agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, other than to Star Media.

                 6.1.20 Investment Representations. Each Seller that will receive securities pursuant to this Agreement represents that it is acquiring such securities solely for its own account, not as nominee or agent for any other person, and with no present intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Each such Seller represents and warrants that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act") and that it is not a "broker" or a "dealer" as those terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each Seller that will be acquiring any shares of Class A common stock pursuant to this Agreement acknowledges that it has received all documents and information relating to the CBC Class A Common Stock as it has requested and that it is able to bear the economic risk of its investment in the CBC Class A Common Stock for an indefinite period of time. In addition, each such Seller represents and warrants that it is aware that the CBC Common Stock has not been registered under the Securities Act or any securities or "Blue Sky" laws of any state in reliance on applicable exemptions and that none of the Class A common stock may be offered, sold, transferred, pledged, hypothecated, or otherwise assigned unless they are registered under the Securities Act or an exemption from such registration is available, in each case in accordance with any applicable securities or "Blue Sky" laws of any state. Each such Seller consents to the imprinting on the certificates representing its portion of the Class

A common stock of a legend to the effect of the foregoing.

         6.1.21  Representations and Warranties as to WOMX and WJHM.
Sellers previously have delivered to Buyers true, correct and complete copies of the executed Beasley Purchase Agreement and NCI Purchase Agreement
(together with all disclosure schedules, exhibits, and annexes thereto). With respect to WJHM and WOMX, Sellers hereby, jointly and severally, make to Buyers each and every of the representations and warranties of the selling entities that are parties to those agreements, each of which is incorporated herein by reference as though contained herein. Sellers make no additional representations or warranties with respect to WJHM or WOMX, except to the extent that the representations and warranties in Section 6.1.13, 6.1.16, and 6.1.18(ii) refer to WJHM or WOMX.

         6.1.22 Full Disclosure. No representation or warranty by Sellers contained in this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         6.1.23 Sellers' Financial Condition. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Sellers of any of its respective assets or properties are pending, or to the best of Sellers' knowledge, threatened, and Sellers have made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings. Sellers shall use the proceeds received under this agreement to pay or to make appropriate provision for the payment of any and all creditors of Sellers prior to making any distribution to its partners.


                                   ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         7.1     Organization and Standing.        Buyers are corporations duly
organized, validly existing and in good standing under the laws of the State of Delaware.

         7.2     Authorization and Binding Obligation.      Buyers have all
necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyers' execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Buyers and constitutes the valid and binding obligation of Buyers, enforceable against them in accordance with its terms.

         7.3     Qualification.   To Buyers' knowledge, there is no fact,
allegation, condition, or
circumstance that could reasonably be expected to prevent the prompt grant of the FCC Order. Buyer knows of no fact that would, under the Communications Act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify Buyers from becoming the licensee of the Stations. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of Buyers, threatened against any or in respect of any of the broadcast stations licensed to Buyers or their affiliates that would materially impair the qualifications of Buyers to become a licensee of the Stations or delay the FCC's processing of the FCC Applications.

         7.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 7.4 hereof, the execution, delivery and performance of this Agreement by Buyers: (a) do not violate or conflict with any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyers; (b) do not require the consent of any third party not affiliated with Buyers; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyers are a party; and (d) will not, either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyers are now subject.

         7.5     Litigation: Compliance with Law.  Except as disclosed in
Schedule 7.5, there is no litigation, administrative action, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body, pending against Buyers that would adversely affect Buyers' ability to perform their obligations pursuant to this Agreement or the agreements to be executed by Buyers in connection herewith. Buyers have committed no violation of any applicable law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on Buyers or their ability to perform their respective obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

         7.6     Commission or Finder's Fees.      Neither the Buyers nor any
entity acting on behalf of Buyers have agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

         7.7 CBC Common Stock. The shares of CBC's Class A common stock to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights.

         7.8 SEC Reports. Since January 1, 1996, Chancellor Broadcasting Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission ("SEC") pursuant to the Exchange Act, including, without limitation (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10- Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Reports on Form 8-K, and (v) all amendments thereto (collectively, the "SEC Reports"). The SEC Reports, including all SEC Reports filed after the date of this Agreement and prior to the Closing Date, (x) were or will be prepared in all material respects in accordance with the requirements of applicable law and
(y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         7.9 Full Disclosure. No representation or warranty by Buyers contained in this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 8
                              COVENANTS OF SELLERS

         8.1     Conduct of Station Prior to the Closing Date:

                 8.1.1 Sellers covenant and agree with Buyers that between the date of this Agreement and (except as otherwise noted below) the LMA Commencement Date, each of the Sellers with respect to the Owned Stations shall:

                          (i)     use commercially reasonable  efforts to
maintain its present business organization, keep available the services of its present employees and independent contractors, preserve its relationships with its customers and others having business relationships with it, and refrain from materially and adversely changing any of its business policies (including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget policies);

                          (ii)    maintain its books of account and records in
the usual and ordinary manner and in accordance with generally accepted accounting principles;

                          (iii)   notify Buyers if the regular broadcast
transmission of any of the Stations from its main transmitting facilities at full authorized effective radiated power is interrupted for a period of more than five consecutive hours or for an aggregate of 10 or more hours in any continuous three-day period;

                          (iv)    operate in the usual and ordinary course of
business in accordance with past practice and conduct its business in all material respects in compliance with the terms of the Stations Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC through the Closing Date;

                          (v)     use, repair, and, if necessary, replace any
Stations' studio and transmission assets in a reasonable manner consistent with historical practice and maintain its assets in substantially their current condition, ordinary wear and tear excepted;

                          (vi)    maintain  insurance in accordance with
Section 6.1.7 through the Closing Date;

                          (vii)   not incur any debts, obligations, or
liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyers that exceeds Ten-thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate through the Closing Date;

                          (viii)   not lease, mortgage, pledge, or subject to a
lien, claim, or encumbrance (other than Permitted Liens ) any of the Stations Assets or sell or transfer any of the Stations Assets without replacing such Stations Assets with an asset of substantially the same value and utility;

                          (ix)    without the prior consent of Buyers, which
consent shall not be unreasonably withheld or delayed, (x) not modify or extend any Contracts or (y) enter into any new Contract the payments under which exceeds Ten-thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate through the Closing Date;

                          (x)     not make or grant any general wage or salary
increase or generally materially modify the employees' terms and conditions of employment, and with respect to any Station Management and on-air personnel, Sellers shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyers; provided, however, that Sellers shall be permitted to make bonus payments to any employees including Station Management and on-air personnel;

                          (xi)    not make any change in the accounting
principles, methods, or practices followed by it or depreciation or amortization policies or rates;

                          (xii)   not make any loans or make any dividends or
distributions other than of Excluded Assets;

                          (xiii)  other than in the ordinary course of
business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

                          (xiv)   not disclose to any person (other than Buyers
and their representatives) any confidential or proprietary information;

                          (xv)     use their commercially reasonable efforts to
maintain the present format of the Stations and with programming consistent with past practices;

                          (xvi)   other than in the ordinary course of
business, not increase the number of regularly scheduled commercial units run during the day-parts on the Owned Stations (other than changes in the number of commercial units run during any day-part as a result of operating difficulties that require commercial units to be broadcast at times other than as scheduled); or

                          (xvii) agree to do any of the foregoing.

                 8.1.2 For purposes of compliance with Section 11.2, any violation of the above-referenced covenants resulting in liabilities to Buyers, in the aggregate, less than the Indemnification Basket as defined in the Escrow Agreement, shall not be deemed material. Such liabilities shall nevertheless constitute Damages for purposes of the indemnification agreement contained in the Escrow Agreement.

         8.2 Sellers shall give or cause the Stations to (i) give Buyers and Buyers' counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of Sellers' properties, books, Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the Stations, and to all real estate, buildings and equipment relating to the Stations, in order that Buyers may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Stations and (ii) furnish Buyers with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations, that Buyers may reasonably request. The rights of Buyers under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

                 8.2.1    Interim Financial Statements.     Sellers shall
promptly deliver to Buyers copies of any monthly, quarterly or annual financial statements relating to the Stations' operations that may be prepared by it during the period from the date hereof through the LMA Commencement Date. Such financial statements shall fairly present the financial position and results of operations of the Stations as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements in Section 6.1.3 were prepared.

         8.3 Other Consents. Sellers will use commercially reasonable efforts to obtain all necessary consents of their senior lenders, and Sellers shall use commercially reasonable efforts to obtain any other consent, authorizations, or approvals required for the consummation of the transactions contemplated by this Agreement.

         8.4 No Inconsistent Action. Sellers shall not take any action which is materially inconsistent with their obligations under this Agreement.

         8.5     Notification.    Sellers shall promptly notify Buyers in
writing of (i) the failure of Sellers or any employee or agent of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (ii) the occurrence of any event that would entitle Buyers to terminate this Agreement pursuant to Sections 18.1; or
(iii) of any overt threat or actual resignation or termination of any Station Management or over-the-air personnel at any of the Stations prior to the LMA Commencement Date.

         8.6 Updating of Schedules. Whenever a particular representation or warranty of Sellers is made in this Agreement "to Sellers' actual knowledge" (or any correlative phrase), the parties understand and agree that such term means (i) as of the date hereof, to the actual knowledge of Carl E. Hirsch, Steve Smith and Anthony S. Ocepek (the "Corporate Executives") and (ii) at any time thereafter, the actual knowledge, after reasonable inquiry, of the Corporate Executives and of the General Manager, Station Managers and Business Managers of the Owned Stations (collectively, the "Station Executives"). Not later than ten business days after the execution of this Agreement, Sellers shall deliver to Buyers a certificate signed by a general partner of Sellers certifying that, as of the date of such certificate, all representations and warranties of Sellers made to Sellers' actual knowledge are made with the meaning given that term in clause (ii) of the immediately preceding sentence. Such certificate may be accompanied, if necessary, by any supplemental or amended schedules hereto as may be necessary to correct any errors or omissions therein because of the failure of Sellers to require the Station Executives to review this Agreement and the schedules hereto prior to the execution hereof. To the extent the parties mutually agree in good faith that such corrections would have been unobjectionable to Buyers during their pre-signing review of the Schedules had such corrections originally been properly reflected, such corrections shall be deemed to have been made prior to the execution of this Agreement, and shall not give rise to any claim for breach, termination, or damages. In making such determination, the parties shall consider the nature of the items to which no objection was made on the original Schedules and the amount of any additional liability related to such items. To the extent that the parties do not agree after making good faith attempts, such corrections shall be deemed amendments to the Schedules not giving Buyers any termination rights or rights with respect to misrepresentations prior to the Closing, but giving Buyers rights to indemnity to the extent provided in the Escrow Agreement.

         From time to time prior to the Closing, Sellers will supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby.

         8.7 Enforcement of Agreements. Sellers shall use their reasonable best efforts to perform and carry out all their respective obligations under, and, if necessary, Sellers shall seek the specific performance of the transactions contemplated by the Beasley Purchase Agreement and the NCI Purchase Agreement. Sellers shall use their reasonable best efforts to perform and carry out, and to cause the other parties thereto to perform and carry out, all their respective obligations under the local marketing agreements relating to WJHM and, if executed, WOMX. Sellers shall use reasonable efforts to enter into the Assigned LMA and to cause it to be assigned, or to provide the rights of Sellers thereunder to Buyers by July 1, 1996 or as soon as practicable thereafter.

         8.8     FCC Reports.     Sellers shall file on a current basis until
the Closing Date all material reports and documents required to be filed with the FCC with respect to the Stations Licenses. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

         8.9 Updating of Information. Between the date of this Agreement and the LMA Commencement Date, Sellers will deliver to Buyer, on a monthly basis within 30 days of the end of each month, information relating to the operation of the Stations, including weekly sales reports and such other financial information that may be reasonably requested.




                                   ARTICLE 9
                              COVENANTS OF BUYERS

         9.1     Notification.    Buyers shall promptly notify Sellers in
writing of (i) any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyers which challenges the transactions contemplated hereby or (ii) the failure of Buyers, or any employee or agent of Buyers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence of any event that would entitle Sellers to terminate this Agreement pursuant to Sections 18.1;

         9.2     No Inconsistent Action.   Buyers shall not take any  action
which is materially inconsistent with its obligations under this Agreement.

         9.3     Post-Closing Access.      Buyers, for a period of five (5)
years following the Closing Date, shall make available during normal business hours for audit and inspection by Sellers and their representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-closing period. Buyers shall at no time dispose of or destroy any such records, files, documents and correspondence without giving thirty (30) days prior notice to Sellers to permit Sellers, at their expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All information, records, files, documents and correspondence made available or disclosed under this Section 9.3 shall be kept confidential.

         9.4 Buyers will use commercially reasonable efforts to obtain all necessary consents, authorizations, or approvals, in each case, required for the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 10
                                JOINT COVENANTS

         Buyers and Sellers covenant and agree that , they shall act in accordance with the following:

         10.1    Confidentiality.          Each of the Buyers and Sellers shall
each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or (ii) is or becomes publicly known through no fault of the receiving party or its agents, or (iii) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (iv) is developed by the receiving party independently of the disclosure by the disclosing party or (v) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

         10.2    Cooperation.     Buyers and Sellers shall cooperate fully with
one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it.

         10.3    Control of Stations.      Prior to Closing, Buyers shall not,
directly or indirectly, control or direct the operations of the Stations. Such operations, including complete control over Stations programming, employees and policies, shall be the sole responsibility of Sellers.

         10.4    Bulk Sales Laws.          Buyers hereby waive compliance by
Sellers with the provisions of the "bulk sales" or similar laws of any state. Sellers agree to indemnify Buyers and hold them harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyers as a result of any failure of Sellers to comply with any "bulk sales" or similar laws.

         10.5    Public Announcements.     Neither Buyers nor Sellers shall
issue any press release or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         10.6    Hart-Scott-Rodino         Sellers and Buyers shall submit to
the United States Department of Justice and the United States Federal Trade Commission not later than 15 business days after the date of this Agreement all of the forms and information applicable to this transaction required under the Hart-Scott-Rodino Act (the "HSR Act") and will use commercially reasonable efforts to respond promptly to any request by them for additional information.

         10.7 Consulting Agreements. Prior to the execution of this Agreement, Buyers shall enter into consulting agreements with Messrs. Hirsch, Ocepek and Thacker.

         10.8    Employee Matters.         (a) Commencing subsequent to the
execution of the LMAs, Sellers shall make available each Owned Stations' and WJHM's personnel during normal business hours for Buyers to interview prior to the LMA Commencement Date, as defined herein. Buyers shall notify Sellers of the names of the employees to whom Buyers shall offer employment (herein referred to as "Transferred Employees"). Sellers hereby consent to Buyers making such offers of employment relating to the Stations subject to the effectiveness of the LMAs between the parties of even date herewith. Sellers shall be responsible for all obligations or liabilities to those employees not offered employment by Buyers, and Buyers shall have no obligations with respect to those employees (herein referred to as Retained Employees). Buyers agree to hire Errol Dangler on such terms and conditions as they mutually agree.

                 (b) Prior to the LMA Commencement Date, as defined herein, Buyers shall submit confirmation letters to Stations Management, on-air talent and other key employees which it intends to offer employment to under Section 10.8, which confirmation letters shall set forth the terms of employment currently in effect between said employee and Sellers, including, but not limited to, matters concerning salary, bonuses, vacation time, non-compete provisions (if any), benefits, termination rights, loans (if any) and any other pertinent provisions thereof. Receipt of the confirmation letters signed by the respective management, on-air talent and other key employees is a condition precedent to Buyers making any offers of continued employment.

         10.9    Condition of Real Estate.         Buyers may, at their sole
expense, conduct environmental studies, title examinations, and land surveys (the "Studies") of the Real Estate. If Buyers notify Sellers within forty-five
(45) days of the date of this Agreement that the Studies disclose an environmental liability constituting a breach of the representations in Section 6.1.11, evidence encroachments that materially and adversely affect the use (for the purpose currently used) of the Real Estate, or any other matters that materially and adversely affect title to the Real Estate, Sellers shall promptly commence remedial action at their expense to cure the condition giving rise to such matter and attempt to cure such condition prior to the Closing; provided that Sellers shall not be obligated to spend (but may choose to spend) more than $100,000 in the aggregate in its attempts to cure all such conditions. Sellers shall notify Buyers within thirty (30) days after their receipt of Buyers' Studies if they determine that they are unable to cure such conditions for $100,000 or less and chooses not to attempt to cure such conditions, in which case Buyers may elect (i) to terminate this Agreement or
(ii) to waive such obligations and receive a $100,000 credit at the Closing. If this Agreement is terminated in accordance with the immediately preceding sentence, no party shall have any liability to the other with respect to such termination. Either party may extend the Closing by not more than thirty (30) days if either reasonably determines that any necessary remedial action can be completed during such period.

         10.10 Compliance with LMAs. Sellers and Buyers shall perform in all material respects their obligations under the LMAs, when executed. The material economic terms of the LMAs are attached as Exhibit D. The parties shall use best efforts to negotiate in good faith and execute the Owned Stations LMA and the WJHM AA within 10 business days of the date hereof.

                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYER

         The obligations of Buyers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of all of the following conditions:

         11.1 Representations, Warranties and Covenants. All representations and warranties of Sellers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

         11.2 Compliance with Agreement. All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

         11.3 Third Party Consents and Approvals; Estoppel Certificates. Sellers have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the , Contracts designated as "essential" on Schedule 1.1.3 (and contracts that would have been on Schedule 1.1.3 had they been in existence on the date of this Agreement and that the parties have designated "essential" for purposes of this Section 11.3), and, if requested by Buyers within 30 days of the date of this Agreement, such third parties have provided estoppel certificates, non-disturbance agreements, and/or written clarifications of the rights of Buyers thereunder, all in form and substance reasonably satisfactory to Buyers.

         11.4 Closing Certificates. Buyers shall have received a certificate, dated as of the Closing Date, from each of the Sellers, executed by a general partner of Sellers to the effect of Sections 11.1 and 11.2.

         11.5    Governmental Consents.

                 (a) The FCC Consents shall have been issued by the FCC without any conditions that would otherwise permit Buyers to terminate this Agreement pursuant to Section 15.1(e), below, and each such FCC consent shall have become a Final Order (as defined in Section 4.1).

                 (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

                 (c) All other material authorizations, consents, approvals, and clearances of federal, state, or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

         11.6    Adverse Proceedings.      No injunction, order, decree or
judgment of any court, agency or other Governmental Entities shall have been rendered against Sellers or Buyers which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         11.7    Closing Documents.        Sellers shall have delivered or
caused to be delivered to Buyers, on the Closing Date, all special warranty deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to Buyers, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyers.

         11.8 Lodestar Lease. Sellers shall deliver written confirmation satisfactory to Buyers that (i) the FM License Agreement, dated May ___, 1990, by and between Lodestar Tower Orlando, Ltd. and Sellers, as successor in interest to Augusta Broadcasters, Inc. (The "Lodestar Lease") has been renewed in accordance with Article Twenty of the Lodestar Lease, (ii) that the representations and warranties set forth in Section 6.1.21 of this Agreement are true as of the Closing Date with respect to the Lodestar Lease (without exception), and (iii) the terms and conditions of the renewed Lodestar Lease are substantially similar to the terms and conditions of the original Lodestar Lease.

         11.9 WOMX/WJHM. Sellers shall have consummated the transactions contemplated by the NCI Purchase Agreement and, subject to Section 4.1, the transactions contemplated by the Beasley Purchase Agreement.

                                   ARTICLE 12
                        CONDITIONS OF CLOSING BY SELLERS

         The obligations of Sellers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of all of the following conditions:

         12.1 Representations, Warranties and Covenants. All representations and warranties of Buyers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

         12.2 Compliance with Agreement. All the terms, covenants, and conditions to be complied with and performed by Buyers on or prior to the Closing Date shall have been complied with or performed in all material respects.

                 12.2.1   Certifications, etc.     Sellers shall have received
a certificate, dated as of the Closing Date, from each of the Buyers, executed by an executive officer of Buyers to the effect of

Sections 12.1 and 12.2.



         12.3    Governmental Approval.

                          (a)     The FCC Consents shall have been issued by
the FCC and each shall have become a Final Order  (as defined in Section 4.1).

                          (b)     All applicable notification and waiting
period requirements under the HSR Act shall have been satisfied.

                          (c)     All other material authorizations, consents,
approvals, and clearances of federal, state or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

         12.4    Adverse Proceedings.      No injunction, decree or judgment of
any court, agency or other governmental entities shall have been rendered
against Buyers or Sellers   which would render it unlawful, as of the Closing
date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         12.5 Registration Rights. CBC shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit A.

         12.6    Closing Documents.        Sellers shall have delivered or
caused to be delivered to Buyers, on the Closing Date, an assumption agreement with respect to Assumed Liability reasonably satisfactory in form and substance to Sellers.

         12.7 WOMX/WJHM. Sellers shall have consummated the transactions contemplated by the NCI Purchase Agreement and, subject to Section 4.1, the transactions contemplated by the Beasley Purchase Agreement.

                                   ARTICLE 13
                       TRANSFER TAXES: FEES AND EXPENSES

         13.1    Expenses.        Except as set forth in Sections 13.2 and,
13.3 below, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         13.2    Transfer Taxes and Similar Charges.        All costs of
transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Buyers and Sellers. Buyers and Sellers shall, in good faith, attempt to calculate all such taxes and fees prior to Closing and to settle their respective obligations therefore on or before the Closing Date.


         13.3    Governmental Filing or Grant Fees.         Any filing or grant
fees imposed by any governmental authority the consent of which is required for the consummation of the transactions contemplated hereby, including but not limited to, the FCC, the FTC, and the Department of Justice shall be borne equally by Buyers and Sellers.

                                   ARTICLE 14
           LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, LETTER OF CREDIT

         14.1    (a) If this Agreement is terminated by Sellers pursuant to
Section 15.1(b)(ii) the parties agree and acknowledge that Sellers will suffer damages that are not practicable to ascertain. Accordingly, in such event, Sellers shall be entitled to the sum of $18,000,000 as liquidated damages, payable solely and exclusively by drawing upon the Earnest Money Letter of Credit and through the delivery to Sellers, of the sum of $8,000,000 via wire transfer of immediately available funds. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Section 15.1(b)(ii). In such event, Buyers shall immediately instruct the Earnest Money Escrow Agent to deliver the Escrow Money Letter of Credit to Sellers to permit it to draw upon the Earnest Money Letter of Credit and shall deliver to Sellers , via wire transfer of immediately available funds, the sum of $8,000,000 to be disbursed by Sellers among the Sellers as they shall agree. Sellers agree that, to the fullest extent permitted by law, the right to draw upon the Earnest Money Letter of Credit and to receive the additional sum of $8,000,000 from Buyer as provided in this
Section 14.1 shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Sellers may suffer or allege to suffer as a result of any claim or cause of action asserted by Sellers relating to or arising from breaches of the representations, warranties or covenants of Buyers contained in this Agreement and to be made or performed at
or prior to the Closing.   Except for a termination pursuant to Section
15.1(b)(ii) (for which the sole recourse of Sellers shall be as provided in this Section 14.1) or pursuant to Section 15.1(a) (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

         14.2 Specific Performance. In addition to any other remedies which Buyers may have at law or in equity, Sellers hereby acknowledge that the Stations Assets are unique, and that the harm to Buyers resulting from a breach by Sellers of their obligations to sell the Stations Assets to Buyers cannot be adequately compensated by damages. Accordingly, Sellers agree that Buyers shall have the right to have this Agreement specifically performed by Sellers and hereby agree not to assert any objections to the imposition of the remedy of specific damages by any court of competent jurisdiction.

         14.3    Letter of Credit.

                 14.3.1 Not later than five business days after the execution of this Agreement, Buyers shall deposit an original, irrevocable letter of credit, which shall be in a form reasonably satisfactory to Buyers and Sellers (the "Earnest Money Letter of Credit"), issued by Bankers Trust Company or another lender reasonably acceptable to Sellers, for the sum of $10,000,000 with an escrow agent reasonably satisfactory to Buyers and Sellers (the "Earnest Money Escrow Agent") to be held in escrow in accordance with the Earnest Money Escrow Agreement substantially ~ the form of Exhibit B hereto to be entered into on or before such date of deposit by and among Buyers, Sellers and the Earnest Money Escrow Agent.

                 14.3.2 The Earnest Money Letter of Credit shall be held by the Earnest Money Escrow Agent in accordance with the terms of the Earnest Money Escrow Agreement. Subject to satisfaction of the conditions to the Sellers' obligations set forth in Article 12, at the Closing Sellers shall instruct the Earnest Money Escrow Agent to release and return the Earnest Money Letter of Credit to Buyers for cancellation.

                 14.3.3   If this Agreement is terminated as provided in
Section 15.1(b)(ii), Buyers shall instruct the Earnest Money Escrow Agent to release the Earnest Money Letter of Credit to Sellers, all as provided in
Section 14.1. In all other events, Sellers shall join in instructions to the Earnest Money Escrow Agent to return the Earnest Money Letter of Credit to Buyers.

                                   ARTICLE 15
                               TERMINATION RIGHTS

         15.1    Termination.     This Agreement may be terminated at any time
prior to Closing as follows:

                 (a)      by the mutual consent of Buyers and Sellers;

                 (b) by written notice of (i) Buyers to Sellers if Sellers breach in any material respect any of their representations or warranties or default in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyers or (ii) Sellers to the Buyers if Buyers breach in any material respect any of their representations or warranties or default in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by Sellers; but such notice and cure period shall not apply in the case of Buyers' or Sellers' failure to consummate the transactions in accordance with the terms and times specified in Section 4.1 of this Agreement.

                 (c) by Buyers or Sellers by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                 (d) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                 (e) by written notice of Buyers to Sellers if the FCC Consents contain a condition on Buyers that (i) is unrelated to Buyers' qualifications, (ii) applies to more than one of the Stations, and (iii) the time for reconsideration or court review under the Communications Act with respect to such condition(s) has expired without the filing with respect thereto of a timely petition for reconsideration or request for review;

                 (f) by written notice of Buyers to Sellers, or by Sellers to the Buyers, if the Closing shall not have been consummated on or before June 1, 1997, subject to extensions as provided in Sections 4.1, 10.9 and 16.1;

Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

                                   ARTICLE 16

         16.1    Risk of Loss.    The risk of loss or damage to the Stations
Assets shall be upon Sellers at all times prior to the Closing Date. In the event of loss or damage, Sellers shall promptly notify Buyers thereof and if the lost or damaged Stations Assets are capable of being replaced or repaired for an aggregate amount less than $100,000, then Sellers shall, at their sole cost and expense, replace or repair such Stations Assets prior to the Closing Date or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such Station Assets, as mutually agreed in good faith by Buyers and Sellers. Notwithstanding the foregoing, if the amount required to replace or repair such Station Assets exceeds $100,000, Sellers may elect not to replace or repair such Station Assets, provided, however, that in such event Buyers, at their options, may elect to terminate this Agreement (such termination to have the effect specified in Section 14.1) or agree to accept from Seller, at the Closing, an amount in cash equal to the cost to replace or repair such Station Assets, as mutually agreed in good faith by Buyers and Sellers and waive any default or breach with respect to the loss or damage. Sellers shall use their best efforts to avoid any of the Stations being off the air for three (3) or more consecutive days or five (5) or more days in any thirty (30) day period. Either party may extend the Closing Date by up to 30 days in order to allow Sellers to complete the repair or replacement. With respect to Acts of God which may adversely affect Stations operations, Sellers shall use their best efforts to reinstate Stations operations within 30 days and shall have all of the Stations operating at not less than seventy percent (70%) of maximum authorized effective radiated power by the Closing Date.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

         17.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement, and in any schedule, instrument or certificate delivered pursuant hereto, shall survive the Closing until the later of March 31, 1998 or one year after the Closing Date; provided, however, that (a) the representations and warranties incorporated by reference from the Beasley Purchase Agreement pursuant to
Section 6.1.21 shall expire 11 months after the closing under that agreement and (b) the representations and warranties incorporated by reference from the NCI Purchase Agreement pursuant to Section 6.1.21 shall expire 11 months after the closing under that agreement. Sellers shall not have any liability in respect of breaches of the representations and warranties contained herein except to the extent specified in the Escrow Agreement for claims asserted prior to such expiration dates in accordance with the Escrow Agreement. The Escrow Agreement shall be in substantially the form of Exhibit C hereto and shall be entered into among Buyers, Sellers and an escrow agent reasonably satisfactory to Buyers and Sellers.

         17.2 Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (iv) "or" is disinjunctive but not necessarily exclusive, and (v) words in the singular include the plural and vice versa, and
(vi) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

         17.3    Further Assurances.       At and after the Closing, Sellers
shall from time to time, at the request of and without further cost or expense to Buyers, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and Buyers shall from time to time, at the request of and without further cost or expense to Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively assume the Assumed Liabilities.

         17.4 Audited Financial Statements. At all times after the date hereof, Sellers shall, and shall cause their representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyers and their independent auditors to prepare such audited and interim unaudited financial statements of the Stations as Buyers may determine are necessary in connection with any filing required to be made by it or CBC under the Exchange Act or the Securities Act. Sellers shall execute and deliver to Buyers' independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Stations for the periods for which such financial statements are required under the Exchange Act or the Securities Act. Sellers shall cause their independent public accountants to make available to Buyers and its representatives all of their work papers related to the financial statements or Tax Returns of Sellers (to the extent they relate to the Stations) and to provide Buyers' independent public accountants with full access to those personnel who previously have been involved in the audit or review of Sellers' financial statements or Tax Returns.

         17.5    Assignment.      Neither this Agreement nor any of the rights,
interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing Buyers from any of their obligations or liabilities hereunder
(a) nothing in this Agreement shall limit Buyers' or CBC's ability to sell or transfer any or all of their respective assets (whether by sale of stock or assets, or by merger, consolidation or otherwise) without the consent of Sellers, (b) nothing in this Agreement shall limit Buyers' ability to assign the Station Licenses (including the right to acquire the Station Licenses at the Closing) to Chancellor Broadcasting Licensee Company or any other
subsidiary of Buyers without the consent of Sellers,   and (c) nothing in this
Agreement shall limit Buyers' ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyers without the consent of Sellers. Sellers shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyers or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Sellers that any such collateral assignment has been foreclosed upon, Sellers shall be entitled to deal exclusively with Buyers as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyers' and/or CBC's successors and assigns.

         17.6    Amendments.      No amendment, waiver of compliance with any
provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7    Headings.        The headings set forth in this Agreement are
for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.8 Governing Law; The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

         17.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

                 (a)      In the case of Sellers, to:

                          Carl E.  Hirsch
                          Chairman, President and CEO
                          OmniAmerica Communications, Inc.
                          11111 Santa Monica Boulevard
                          Los Angeles, California 90025

                          With a copy to:

                          F.  Howard Mandel, Esq.
                          Thompson Hine & Flory,  P.L.L.
                          3900 Society Center
                          127 Public Square
                          Cleveland, Ohio 44114

                 (b)      In the case of Buyers and/or CBC, to:

                          Steven Dinetz
                          President & Chief Executive Officer
                          Chancellor Broadcasting Company
                          12655 N. Central Expressway
                          Suite 405
                          Dallas, TX 75243

                          With a copy to:

                          Matthew L.  Leibowitz, Esq.
                          Leibowitz & Associates, P.A.
                          One S.E. Third Avenue, Suite 1450
                          Miami, FL 33131

                          and

                          Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court
                          Suite 1600
                          Dallas, Texas 75201
                          Attention: Lawrence D. Stuart, Jr.

                          and

                          Weil, Gotshal & Manges, LLP
                          100 Crescent Court
                          Suite 1300
                          Dallas, Texas 75201
                          Attention: Jeremy W. Dickens

         17.10   Barter and Trade.         If the value of trade, barter, and
similar arrangements for the sale of advertising time for other than cash that are assumed by Buyers under this Agreement is $100,000 (or more) greater than the value of the consideration to be received by Buyers on or after the LMA Commencement Date with respect to the Stations, Sellers shall pay Buyers the excess (other than the first $100,000) within 30 days after the LMA Commencement Date.

         17.11   Schedules.       The schedules and exhibits attached to this
Agreement and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

         17.12   Entire Agreement          This Agreement contains the entire
agreement among the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

         17.13 Severability. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

         17.14   Counterparts.    This Agreement may be executed in two or more
counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

         17.15   Collection of Accounts Receivable.         (a)  The accounts
receivable of the Stations generated prior to the LMA Commencement Date (the "Pre-LMA Receivables") shall be and remain the property of Sellers. Within 5 business days after the LMA Commencement Date, Sellers shall furnish Buyers with a list (certified by the Chief Financial Officer of Sellers to be a true and complete list) of all accounts receivable of Sellers which remain outstanding as of the LMA Commencement Date. Buyers agree that if, after the LMA Commencement Date , they shall receive payment, directed to Sellers, in respect to any Pre-LMA Receivable, Buyers shall remit to Sellers, within five
(5) business days after the end of each month, any amounts received by Buyers during the preceding month (whether or not directed on their face to Sellers), which are in payment for advertising broadcast by the Stations prior to the LMA Commencement Date.

                          (b)     During the period commencing on the  LMA
Commencement Date and ending ninety (90) days thereafter   Buyers shall use
reasonable efforts, consistent with Sellers' current billing and collection practices and in the ordinary course of the business, to assist Sellers in the collection of any outstanding Pre- LMA Receivables; provided, however, that, notwithstanding the foregoing, Buyers shall be under no obligation to commence litigation, employ counsel or engage the services of a collection agency to effect collection. Buyers shall not make any compromise, adjustment, concession or settlement of any Pre-LMA Receivable without Sellers' express written consent and Buyers shall be under no obligation to compromise, adjust, concede or settle any accounts receivable generated after the LMA Commencement Date or otherwise grant any credit or allowance to effect collection of a Pre-LMA Receivable. Absent written evidence that an account debtor owing a Pre-LMA Receivable is disputing in good faith any portion of such Pre-LMA Receivable, any payments received by Buyers after the LMA Commencement Date from such account debtor shall be presumed to represent payment on any undisputed portion of such Pre-LMA Receivable which is then outstanding (with each such payment received from such account debtor to be applied first to the most-aged Pre-LMA Receivable then owing from such account debtor).

                          (c)     Sellers agree to remit to Buyers within 5
business days after the end of each month, any amounts received by Sellers during the preceding month (whether or not directed on their face to Buyers) which are in payment for advertising broadcast by the Stations after the LMA Commencement Date.

                          (d)     Buyers shall not set-off any claim or amount
against any of the Pre-LMA Receivables.

         17.16   Indemnification by Buyers.        From and after the Closing,
but subject to the conditions and limitations set forth in this Agreement, Sellers and their respective successors and assigns and their officers, directors, stockholders, partners, employees and agents (collectively, the "Indemnitees") shall be entitled to reimbursement from the Buyers, jointly and severally, for any and all losses, costs, damages, claims, fines, penalties, expenses (including, without limitation, reasonable attorneys' fees and expenses), amounts paid in settlement, court costs, out-of-pocket costs, costs of investigation, and reasonable costs of litigation (including, without limitation, reasonable fees and expenses of accountants, investment bankers and other experts) (collectively, "Damages") actually incurred or suffered by an Indemnitee to the extent resulting from (a) any inaccuracy in any representation or warranty of Buyers contained in this Agreement or in any schedule, instrument or certificate delivered pursuant thereto, (b) any breach of any covenant or agreement of the Buyers contained in the Agreement and required to be performed by the Buyers at or prior to the Closing and (c) any Assumed Liabilities.

         17.17 Recapitalization, etc. In the event that, on or prior to the Closing Date, (i) CBC engages in any recapitalization of its common stock or
(ii) merges or consolidates with any other person, or sells all or substantially all its assets to any other person, then the Sellers shall receive (on a per-share equivalent basis, as determined in good faith by the Board of Directors of CBC or the surviving, resulting or transferee person), in lieu of the shares of CBC Class A common stock to be delivered pursuant to
Section 3.1 hereof, consideration identical to the consideration paid to the holders of the CBC Class A common stock in such recapitalization, merger, consolidation or asset sale.

         17.18 Effect of LMAs. Buyers shall not have any claim or right, including, without limitation, any right to terminate this Agreement or any claim for Damages (as defined in the Escrow Agreement), to the extent that Buyers' operation of the Stations under or in accordance with the LMAs (i) causes any representation or warranty of the Sellers to be rendered inaccurate or (ii) conflicts with any covenant to be complied with by Sellers on or prior to the Closing Date.

                 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the date first above written.

                                        OMNIAMERICA GROUP
                                        By:     OmniAmerica Communications, Inc.
                                                Its Managing General Partner



                                        By: /s/ CARL E. HIRSCH
                                           -------------------------------------
                                                Carl E. Hirsch, President and
                                                Chief Executive Officer





                                        WAPE-FM LICENSE PARTNERSHIP
                                        By:     Its Managing General Partner


                                        By:   /s/ CARL E. HIRSCH
                                           -------------------------------------

                                        Name:     CARL E. HIRSCH
                                             -----------------------------------


                                        WFYV-FM LICENSE PARTNERSHIP
                                        By:     Its Managing General Partner


                                        By: /s/ CARL E. HIRSCH
                                           -------------------------------------

                                        Name:   CARL E. HIRSCH
                                             -----------------------------------

                                        WEAT-AM LICENSE PARTNERSHIP
                                        By:     Its Managing General Partner


                                        By: /s/ CARL E. HIRSCH
                                           -------------------------------------

                                        Name:   CARL E. HIRSCH
                                             -----------------------------------

(continued)                             WEAT-FM LICENSE PARTNERSHIP
                                        By:     Its Managing General Partner



                                        By: /s/ CARL E. HIRSCH
                                           -------------------------------------

                                        Name:   CARL E. HIRSCH
                                             -----------------------------------

                                        WXXL LICENSE PARTNERSHIP
                                        By:     Its Managing General Partner



                                        By: /s/ CARL E. HIRSCH
                                           -------------------------------------

                                        Name:   CARL E. HIRSCH
                                             -----------------------------------



                                        WOLL LICENSE PARTNERSHIP
                                        By:     Its Managing General Partner



                                        By: /s/ CARL E. HIRSCH
                                           -------------------------------------

                                        Name:   CARL E. HIRSCH
                                             -----------------------------------




                                        WJHM-FM LICENSE PARTNERSHIP
                                        By:     Its Managing General Partner


                                        By: /s/ CARL E. HIRSCH
                                           -------------------------------------



                                        CHANCELLOR BROADCASTING COMPANY



                                        By: /s/ STEVEN DINETZ
                                           -------------------------------------
                                                Steven Dinetz
                                                President and
                                                Chief Executive Officer

(continued)                             CHANCELLOR RADIO BROADCASTING COMPANY



                                        By: /s/ STEVEN DINETZ
                                           -------------------------------------
                                                Steven Dinetz
                                                President and
                                                Chief Executive Officer

                          PROGRAM CONSULTING AGREEMENT


         THIS PROGRAM CONSULTING AGREEMENT ("Agreement") is dated June 28, 1996, and is entered into between CHANCELLOR BROADCASTING COMPANY and CHANCELLOR
RADIO BROADCASTING COMPANY, both Delaware corporations (collectively, "Chancellor"), and OMNIAMERICA GROUP, a Massachusetts General Partnership ("OmniAmerica").

                                   RECITALS:

         A. OmniAmerica entered into an Asset Purchase Agreement, dated February 16, 1996, with Beasley FM Acquisition Corp. ("Beasley") to acquire radio station WJHM(FM), Daytona Beach, Florida ("WJHM" or "Station").

         B. OmniAmerica has entered into a Local Marketing Agreement for WJHM with Beasley ("Beasley LMA"), dated March 15, 1996, providing Beasley makes available to OmniAmerica substantially all of the broadcast time of the Station pending the consummation of the transactions between Beasley and OmniAmerica.

         C. Chancellor has entered into an Asset Purchase Agreement ("Purchase Agreement"), dated May 14, 1996, with OmniAmerica Group.

         D. Chancellor has entered into a Sales Agreement with OmniAmerica with respect to radio station WJHM-FM in concert with this Agreement.

         E. OmniAmerica wishes to retain Chancellor to provide programming consulting for the Station pursuant to the terms and conditions set forth in this Agreement and in conformity with the Station's policies and practices and the Federal Communications Commission's ("FCC") rules and regulations, including the requirement that ultimate control by the Station must be maintained by the Licensee.

         THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

         1. Agreement Term. The term of this Agreement will begin on July 1, 1996 (the "Commencement Date"), and will continue until OmniAmerica acquires the assets of the Station unless earlier terminated in accordance with the provisions set forth herein.

         2. Services. During the term of this Agreement, Chancellor shall provide OmniAmerica with consultation on programming including, but not limited to format, music selection, program development, program acquisition, on-air talent, program production, and program equipment and facilities.

Program Consulting Agreement
Page 2
- ----------------------------

         3. Compensation. Omni agrees that it will pay to Chancellor compensation as set forth in Schedule A for the services provided as set forth in paragraph 2 above.

         4. OmniAmerica and Chancellor agree to conform the Station's policies and practices to FCC rules and regulations, including the requirement that the Licensee will maintain complete control of the Station and its programming.

         5. Chancellor acknowledges that during the course of its regular duties as a consultant, it will have access to confidential information and trade secrets including, but not limited to financial information relating to the Station and OmniAmerica; data relating to formats; music studies commissioned by OmniAmerica; concepts; strategies; acquisitions; OmniAmerica's business decisions affecting the said Station or Company's plans regarding OmniAmerica's structure; financing, personnel; plans of mergers; acquisitions; sale of Station(s) owned by OmniAmerica, information relating to format changes in any radio station owned by OmniAmerica; methods of doing business and other "know how" or business information which is not in the public domain, which said information Chancellor acknowledges to be a valuable trade asset ("Confidential Information") of OmniAmerica, except for common general practices in the radio industry or knowledge in the public domain. Chancellor shall not at any time during the term of this Agreement or at any time thereafter for any reason, directly or indirectly, use for itself or others, or divulge to others any said trade secrets or Confidential Information or data of OmniAmerica or Beasley obtained as a result of his employment. Chancellor acknowledges that OmniAmerica is without an adequate remedy at law in the event
this covenant of confidentiality is violated.         In the event this
covenant of confidentiality is violated, Chancellor agrees that OmniAmerica shall be entitled to exercise any other rights or remedies it may have at law or in equity in addition to injunctive relief to prevent the continued violation of this provision. OmniAmerica's remedies as provided in this paragraph 5 shall be OmniAmerica's sole and exclusive remedies for Chancellor's breach of this Agreement.

         6. All such notices and other communications which are required or permitted hereunder will be effective upon receipt and shall be given to the following addresses:

         If to Chancellor:
               ----------

         One copy to:                              One copy to:

         Steven Dinetz                             Matthew Leibowitz
         President & CEO                           Leibowitz & Associates, P.A.
         Chancellor Radio Broadcasting Company     One S.E. Third Avenue
         12655 N.  Central Expressway              Suite 1450
         Suite 405                                 Miami, Florida 33131
         Dallas, Texas 75243

Program Consulting Agreement
Page 3
- ----------------------------


         If to OmniAmerica:
               -----------

         One copy to:                              One copy to:

         Carl E.  Hirsch                           F.  Howard Mandel
         Chairman, President & CEO                 Thompson Hine & Flory, P.L.L.
         OmniAmerica Communications, Inc.          3900 Society Center
         11111 Santa Monica Blvd.                  127 Public Square
         Suite 220                                 Cleveland, Ohio 44114-1216
         Los Angeles, CA 9005

         7.      This Agreement shall not be assigned by either party.

         8. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified, supplemented or terminated except in writing signed by Chancellor and OmniAmerica.

         9. No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy.

         10. This Agreement shall be deemed to have been executed and entered into in the State of New York and shall be construed, enforced and performed in accordance with the laws thereof.

         11. It is the intention of the parties that this Agreement operate as a sealed instrument.


         12. This Agreement shall be void and of no further effect in the event the Purchase Agreement is terminated prior to the occurrence of the Closing thereunder.

Program Consulting Agreement
Page 4
- ----------------------------

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first written above.

Witness:                          CHANCELLOR BROADCASTING COMPANY



                                  By:
- --------------------------------      -----------------------------------------
                                          Steven Dinetz
                                          President & CEO



Witness:                          CHANCELLOR RADIO
                                  BROADCASTING COMPANY



                                  By:
- --------------------------------      -----------------------------------------
                                          Steven Dinetz
                                          President & CEO



Witness:                           OMNIAMERICA GROUP



                                  By:
- --------------------------------      -----------------------------------------

Program Consulting Agreement
Page 5
- ----------------------------



                                   SCHEDULE A


                           [INTENTIONALLY LEFT BLANK]

                                SALES AGREEMENT


         This SALES AGREEMENT ("Agreement") is made and entered into as of the Commencement Date set out in Paragraph 3 below, by and between OMNIAMERICA GROUP, a Massachusetts General Partnership ("OmniAmerica"); and CHANCELLOR BROADCASTING COMPANY and CHANCELLOR RADIO BROADCASTING COMPANY, both Delaware Corporations (collectively, "Chancellor").

         WHEREAS, on February 16, 1996, OmniAmerica entered into that certain Asset Purchase Agreement (the "Beasley Purchase Agreement") with WJHM-FM License Limited Partnership and Beasley FM Acquisition Corp. (collectively, "Licensee"), the licensee of radio station WJHM(FM), licensed to Daytona Beach, Florida (the "Station") pursuant to a license issued by the Federal Communications Commission ("FCC"), providing for the purchase by OmniAmerica of all assets which are used or useful in connection with the operation of the Station;

         WHEREAS, on March 15, 1996, OmniAmerica entered into that certain Local Marketing Agreement (the "Beasley LMA") with Licensee, providing that Licensee makes available to OmniAmerica substantially all of the broadcast time of the Station pending the consummation of the transactions contemplated by the Beasley Purchase Agreement;

         WHEREAS, on May 14, 1996, OmniAmerica and Chancellor entered into an Asset Purchase Agreement (the "OmniAmerica/Chancellor Asset Purchase Agreement"), providing for, among other things, the purchase of the Station by Chancellor from OmniAmerica subsequent to the purchase of the Station by OmniAmerica;

         WHEREAS, OmniAmerica has available commercial advertising time on the Station under the provisions of the Beasley LMA; and

         WHEREAS, Chancellor desires to purchase the Station's commercial advertising time inventory in bulk for the purpose of reselling such inventory on a retail basis pending the consummation of the transactions contemplated by the OmniAmerica/Chancellor Asset Purchase Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be fully bound hereby, OmniAmerica and Chancellor hereby agree as follows:

         1.      Commercial Time Sale.

                 In order that the Station may more efficiently serve the public interest, convenience and necessity, Chancellor shall acquire all available commercial advertising time on the Station and shall have the exclusive right to resell such time to third parties. The commercial advertising time that is being sold to Chancellor for resale to third parties is described on Attachment A to this Agreement. The parties agree that at no time will the Station be operated so as to cause the advertising time to constitute more than fifteen percent (15%) of the total broadcast time of the Station in any seven (7)

WJHM Sales Agreement
Page 2
- --------------------

day period. All advertising provided to OmniAmerica for broadcast shall be placed in current station breaks and OmniAmerica agrees to modify the current schedule of station breaks as Chancellor may reasonably request. The advertising shall be sold and placed by Chancellor at breaks in the Station's programming. In the event OmniAmerica preempts, deletes or otherwise rejects any commercial advertising provided by Chancellor, or if Chancellor's commercial advertising is not broadcast due to a technical failure of facilities, OmniAmerica shall attempt in good faith to broadcast "makegood" commercial announcements or to provide a pro rata reduction in Chancellor's monthly payments for each unaired commercial announcement as determined by Chancellor. During the term of this Agreement, OmniAmerica shall not sell any airtime on the Station, and shall air, subject to OmniAmerica's review and preemption rights stated herein, the material contained in the commercial advertising time sold by Chancellor. Chancellor agrees to furnish OmniAmerica with copies of all advertising contracts entered into with respect to the sale of advertising on the Station.

         2.      Payments.

                 In consideration of the sale to Chancellor of the commercial advertising on the Station, Chancellor agrees to pay OmniAmerica the amounts set forth at the terms described in Attachment B hereto.

         3.      Term.

                 The term of this Agreement shall commence on July 1, 1996 (the "Commencement Date") and shall end on the earlier of: (i) the date of consummation of the transaction contemplated in the OmniAmerica/Chancellor Asset Purchase Agreement; or (ii) the date of termination of the OmniAmerica/Chancellor Asset Purchase Agreement in accordance with the terms thereof. Notwithstanding the foregoing, this Agreement may be terminated by either party in the event of a material breach of any of the terms of this Agreement by the other party, which breach is not cured within ten (10) business days following delivery of written notice of such breach together with a demand that it be cured.

         4.      OmniAmerica Control and Obligations.

                 (a) Notwithstanding any contrary provision contained in this Agreement, and consistent with OmniAmerica's obligations pursuant to the Communications Act of 1934, as amended (the "Act"), and the rules, regulations and policies of the FCC promulgated thereunder, as well as the terms of the Beasley LMA, OmniAmerica shall have the right to delete, preempt or demand notification of any commercial advertising provided by Chancellor which it regards as being unsuitable for broadcast or the broadcast of which it believes would be contrary to the public interest.

                 (b) During the term of this Agreement, decisions regarding the program format of the Station, including the presentation of news, information, public service messages and other

WJHM Sales Agreement
Page 3
- --------------------

program content, shall remain the sole and exclusive province and responsibility of Licensee. it is further understood and agreed that Licensee shall continue to retain authority and control over the operational respects of the Station during the term of this Agreement, to respond to any telephone calls or other inquiries relating to the Station's operation, to be responsible for the assessment of the needs and interests of the community and the broadcast of programs responsive to such needs and interests. In addition, Licensee shall insure that all programming continues to meet all federal, state and local laws, including those that govern political broadcast time, presentation of lottery material, proper sponsor identification, and other programming in the public interest. Chancellor agrees that all such commercial advertising time sold by Chancellor will be in compliance with all such applicable rules and regulations, and Chancellor will cooperate with OmniAmerica in meeting such obligations.

                 (i) Any commercial advertising time sold by Chancellor under this Agreement for broadcast by OmniAmerica which contains material that deals with contests, similar commercial promotions and related schemes, public ballot or referendum questions, or addresses controversial issues of public importance shall be available for review to OmniAmerica at least two (2) business days in advance of any scheduled broadcast.

                 (ii) Chancellor agrees that it will at all times proceed in good faith to assure compliance with the Federal Trade Commission rulings on installment sales and other advertising practices.

         5.      Accounts Receivable.

                 (a) The accounts receivable of the Station generated prior to the Commencement Date (the "Pre-Sales Agreement Receivables") shall be and remain the property of OmniAmerica. Within 5 business days after the Commencement Date, OmniAmerica shall furnish Chancellor with a list (certified by the Chief Financial Officer of OmniAmerica to be a true and complete list) of all accounts receivable of OmniAmerica which remain outstanding as of the Commencement Date. Chancellor agrees that if, after the Commencement Date, it shall receive payment, directed to OmniAmerica, in respect to any Pre-Sales Agreement Receivable, Chancellor shall remit to OmniAmerica, within five (5) business days after the end of each month, any amounts received by Chancellor during the preceding month (whether or not directed on their face to OmniAmerica), which are in payment for advertising broadcast by the Station prior to the Commencement Date.

                 (b) During the period commencing on the Commencement Date and ending ninety (90) days thereafter Chancellor shall use reasonable efforts, consistent with OmniAmerica's current billing and collection practices and in the ordinary course of the business, to assist OmniAmerica in the collection of any outstanding Pre-Sales Agreement Receivables; provided, however, that, notwithstanding the foregoing, Chancellor shall be under no obligation to commence litigation, employ counsel or engage the services of a collection agency to effect collection. Chancellor shall not make any compromise, adjustment, concession or settlement of any Pre-Sales Agreement

WJHM Sales Agreement
Page 4
- --------------------

Receivable without OmniAmerica's express written consent and Chancellor shall be under no obligation to compromise, adjust, concede or settle any accounts receivable generated after the Commencement Date or otherwise grant any credit or allowance to effect collection of a Pre-Sales Agreement Receivable. Absent written evidence that an account debtor owing a Pre-Sales Agreement Receivable is disputing in good faith any portion of such Pre-Sales Agreement Receivable, any payments received by Chancellor after the Commencement Date from such account debtor shall be presumed to represent payment on any undisputed portion of such Pre-Sales Agreement Receivable which is then outstanding (with each such payment received from such account debtor to be applied first to the most-aged Pre-Sales Agreement Receivable then owing from such account debtor).

                 (c) OmniAmerica agrees to remit to Chancellor within 5 business days after the end of each month, any amounts received by OmniAmerica during the preceding month (whether or not directed on their face to Chancellor) which are in payment for advertising broadcast by the Station after the Commencement Date.

                 (d) Chancellor shall not set-off any claim or amount against any of the Pre-Sales Agreement Receivables.


         6.      Sales and Related Functions.

                 Chancellor shall maintain its own staff whose functions shall include, but not be limited to selling advertising availabilities on the Station, marketing, traffic, promotions, billing and collections. Chancellor shall be solely responsible for the compensation and supervision of its employees.

         7.      Force Majeure.

                 Subject to any credits owed to Chancellor, neither Chancellor nor OmniAmerica shall incur any liability to each other or any other party because of Chancellor's failure to sell airtime or deliver commercial matter or OmniAmerica's failure to broadcast any or all commercial matter provided to OmniAmerica because of: (a) failure of facilities; (b) labor disputes; or (c) causes beyond the control of the party so failing to broadcast or deliver.

         8.      Indemnification.

                 (a) Chancellor agrees to defend, indemnify and hold harmless OmniAmerica for any claim, loss, liability, forfeiture, obligation and attorneys' fees incurred by OmniAmerica as a direct or indirect result of Chancellor's provision of advertising to the Station or as a direct or indirect result of a breach of any of Chancellor's obligations under this Agreement, and against any liability, damage

WJHM Sales Agreement
Page 5
- --------------------

or loss for libel, defamation of character, any violation of rights of privacy or infringement of copyrights or proprietary rights or any other cause of action or any forfeiture imposed by the FCC or other governmental authority to the extent arising from Chancellor's provision of advertising to the Station. This indemnification shall survive termination of this Agreement.

                 (b) OmniAmerica agrees to defend, indemnify and hold harmless Chancellor for any claim, loss, liability, forfeiture, obligation and attorneys' fees incurred by Chancellor as a direct or indirect result of OmniAmerica's provision of programming to the Station or as a direct or indirect result of a breach of any of OmniAmerica's obligations under this Agreement, and against any liability, damage or loss for libel, defamation of character, any violation of rights of privacy or infringement of copyrights or proprietary rights or any other cause of action or any forfeiture imposed by the FCC or other governmental authority to the extent arising from OmniAmerica's provision of programming to the Station. This indemnification shall survive termination of this Agreement.

         9.      Notices.

                 Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

                 IF TO OMNIAMERICA:

                 Carl E. Hirsch
                 Chairman, President and CEO
                 OmniAmerica Communications, Inc.
                 11111 Santa Monica Boulevard
                 Los Angeles, California 90025

                 WITH COPY (WHICH SHALL NOT CONSTITUTE NOTICE):

                 F. Howard Mandel, Esq.
                 Thompson Hine & Flory P.L.L.
                 3900 Society Center
                 127 Public Square
                 Cleveland, Ohio 44114-1216

WJHM Sales Agreement
Page 6
- --------------------

                 IF TO CHANCELLOR:

                 Steven Dinetz
                 President & CEO
                 Chancellor Broadcasting Company
                 12655 N. Central Expressway, Suite 405
                 Dallas, Texas 75243

                 WITH COPY (WHICH SHALL NOT CONSTITUTE NOTICE):

                 Matthew L. Leibowitz, Esq.
                 Leibowitz & Associates, P.A.
                 One Southeast Third Avenue, Suite 1450
                 Miami, Florida 33131-1715

         10.     Governing Law.

                 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to conflict of law principles) and is intended to be fully consistent with the Act and all rules and regulations of the FCC as applicable. Both OmniAmerica and Chancellor therefore agree that if there has been a change in FCC rules, policies or case law precedent that would cause this Agreement or any provision thereof to be in violation thereof, and such change is not the subject of an appeal or further administrative review, then both parties will proceed in good faith to seek to amend this Agreement as necessary to comply with such rules or policies. If this Agreement cannot be amended to comply with such rules or policies to the satisfaction of both parties, this Agreement shall be deemed to be terminated by both parties.

         11.     No Partnership Or Joint Venture Credited.

                 Chancellor is acting as an independent contractor hereunder and nothing in this Agreement shall be construed to make OmniAmerica and Chancellor partners or joint venturers or to make OmniAmerica or Chancellor the agent of the other or to afford any rights to any third party other than as expressly provided herein.

         12.     Severability.

                 In the event any term or provision of this Agreement is declared to be invalid or illegal for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part hereof. The remaining provisions shall be construed to preserve the intent and purpose of this Agreement and the parties shall negotiate in good faith to modify the provisions held to be invalid or illegal to preserve each party's anticipated

WJHM Sales Agreement
Page 7
- --------------------

benefits thereunder.

         13.     Counterpart Signatures.

                 This Agreement may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures had appeared on the same physical document. This Agreement may be signed and exchanged by facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

         14.     Assignment.

                 Neither Chancellor nor OmniAmerica may assign this Agreement without the written consent of the other party, such consent not to be unreasonably withheld; provided, however, that each party can assign its rights and responsibilities under this Agreement to an entity controlled by or under common control with that party, and shall provide written notice of the assignment to the other party within FOURTEEN (14) days of the assignment.

         15.     Headings.

                 The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

         16.     Entire Agreement Modification Waiver

                 This Agreement supersedes any prior agreements between the parties and contains all of the terms agreed upon with respect to the subject matter hereof. No modification or waiver of any provision of this Agreement shall in any event be affected unless the same shall be in writing and signed by the party adversely affected by the waiver or modification, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. If Licensee claims that the execution, delivery, or performance of this Agreement is inconsistent with, or could result in a breach under any agreements between OmniAmerica and Licensee, then, at OmniAmerica's request, the parties shall attempt to recast this Agreement in accordance with the procedures of Paragraph 10 above, but notwithstanding any other covenant or representation made in this Agreement, if negotiations and this Agreement are terminated in accordance therewith, neither party shall be liable to the other with respect to the termination of this Agreement.

         17.     Confidentiality.

                 The Confidentiality provisions contained in Section 10.1 of the OmniAmerica/Chancellor Asset Purchase Agreement are specifically incorporated by reference herein in connection with the terms of this Agreement and the negotiations preceding this Agreement.

WJHM Sales Agreement
Page 8
- --------------------

         IN WITNESS WHEREOF, the parties have executed this Agreement below on the dates indicated.


                                             OMNIAMERICA GROUP
                                        By:  OmniAmerica Communications, Inc.
                                             its Managing General Partner



Date:                                   By:
     -----------------------               ------------------------------------





                                             CHANCELLOR BROADCASTING
                                                     COMPANY



Date:                                   By:
     -----------------------               ------------------------------------
                                               Steven Dinetz
                                               its President
                                               and Chief Executive Officer




                                             CHANCELLOR RADIO BROADCASTING
                                                       COMPANY



Date:                                   By:
     -----------------------               ------------------------------------
                                               Steven Dinetz
                                               its President
                                               and Chief Executive Officer

WJHM Sales Agreement
Page 9
- --------------------

                                  ATTACHMENT A

         All available advertising time consistent with the Station's current spot load inventory, other than advertising time (a) previously sold by Licensee or OmniAmerica, (b) required for trade agreements previously entered into by Licensee or OmniAmerica, (c) exchanged for programming provided to the Station. Advertising time covered by (a), (b) and (c) above shall be handled in the manner set forth in this Agreement.

WJHM Sales Agreement
Page 10
- --------------------

                                  ATTACHMENT B

         During each month of the term of this Agreement, for so long as the Beasley LMA remains in effect, Chancellor shall pay to OmniAmerica in cash or by check in advance on the first day of each calendar month a sum equal to the amount of OmniAmerica's obligation to pay Licensee under the Beasley LMA, subject to adjustment on a monthly basis between the parties.